June Bower
May 7, 2015

May 7, 2015

Via Hand Delivery

June Bower
2180 Cowper Street
Palo Alto, CA 94301

Re:    Separation Agreement

Dear June:
As discussed, your employment with iPass Inc. (“iPass” or the “Company”) is ending due to a Company restructuring. This letter agreement (the “Agreement”) sets forth the terms of your separation and transition from iPass, which the Company is offering to you to aid in your employment transition.
1.SEPARATION DATE. As you were informed, your last day of employment with the Company will be May 8, 2015 (the “Separation Date”).
2.     ACCRUED SALARY. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether you sign this Agreement. After the Separation Date, you will no longer be employed as Chief Marketing Officer of the Company, or hold any other employment or officer position with the Company or any of its subsidiaries or affiliated entities.
3.    SEVERANCE BENEFITS. Although the Company otherwise is not obligated to do so, if you sign, date and return this fully executed Agreement to the Company, on or within sixty (60) days after you receive it, and do not revoke this Agreement, the Company agrees to provide you the following as your sole severance benefits (the “Severance Benefits”), pursuant to the iPass Inc. Amended and Restated Executive Corporation Transaction and Severance Benefit Plan for Tier 1 Participants (the “Severance Plan,” a copy of which is attached hereto as Exhibit A):
(a)    Base Salary Severance Payment. The Company will pay you a cash severance payment in an amount equivalent to six (6) months of your base salary in effect as of the Separation Date (the “Severance Payment”).
(b)    Additional Cash Severance Payment. As part of this Agreement, the Company will pay you an additional cash severance payment in an amount equivalent to one-quarter of your target bonus amount under the Company’s annual bonus plan (the “Additional Severance Payment”).

June Bower
May 7, 2015

The Severance Payment and the Additional Severance Payment will be subject to required payroll deductions and withholdings, and will be paid in a lump sum on the first payroll date following the Effective Date of this Agreement, as defined in Paragraph 14(c) below.
(c)    No Other Severance Benefits. You acknowledge that, except for the severance payment provided herein, you shall not be entitled to receive, and will not receive, any other severance benefits of any kind under the Severance Plan or otherwise.
4.    HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under COBRA on or after the Separation Date. If you timely elect continued group health insurance coverage pursuant to COBRA, the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Separation Date, through the earlier of either: (i) twelve (12) months after the Separation Date; or (ii) the date that you become eligible for group health insurance coverage through another employer.  In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within twelve (12) months after the Separation Date.
5.    EXTENDED EXERCISE PERIOD OF VESTED OPTIONS. During your employment, you were granted certain options to purchase shares of the Company’s common stock (the “Options”). Vesting of these Options shall cease on your Separation Date. However, as part of this Agreement, the Company will extend the period for you to exercise any Options vested as of the Separation Date until August 8, 2016. The Company makes no representation as to the tax treatment of any such options. Except as expressly modified in this Section 5, your stock options shall continue to be governed by the applicable grant notice, option agreement, and governing stock option plan.
6.    NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further acknowledge and agree that you are not entitled to receive and will not receive any severance benefits under the terms and conditions of any employment agreement with the Company, any Company severance benefit plan, or any Company change of control severance benefit plan, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
7.    EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

June Bower
May 7, 2015

8.    RETURN OF COMPANY PROPERTY. By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including but not limited to any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., BlackBerry, smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) business days after the Separation Date, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part); and you agree to provide the Company access to your Personal Systems as requested to verify that the necessary copying and/or deletion is done. You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Notwithstanding the foregoing, the Company agrees that you may retain as your personal property your Company laptop, provided that you cooperate fully with the Company to remove any Company confidential, proprietary or trade secret information contained on this computer. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.
9.    PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Confidentiality and Inventions Assignment Agreement dated November 19, 2013, which include, but are not limited to your continued obligation not to use or disclose confidential or proprietary information of the Company.
10.    NONDISPARAGEMENT. Both you and the Company’s officers and directors agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.
11.    NONSOLICITATION. You agree that for one (1) year following the Separation Date, you will not, directly or indirectly, induce or encourage, or attempt to induce or encourage, any employee of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.
12.    NO ADMISSIONS. Nothing in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.
13.    NO VOLUNTARY ADVERSE ACTION; COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to

June Bower
May 7, 2015

voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
14.    RELEASE OF CLAIMS.
(a)    General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. This Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).
(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have sixty (60) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.
(d)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. Furthermore, in giving the releases set forth in this Agreement, which include claims which may

June Bower
May 7, 2015

be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.
(e)    Excluded Claims. Exception to the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any fully signed written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any rights you have under this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
15.    Disclosure Under ADEA, 29 U.S.C. § 626(f)(1)(H). You hereby acknowledge that the Company has provided you with the ADEA Disclosure information (under Title 29 U.S. Code Section 626(f)(1)(H)), attached as Exhibit B to this Agreement.
16.    REPRESENTATIONS. You hereby represent that: (a) you have been paid all compensation owed and for all hours worked; (b) you have received all the leave and leave benefits and protections for which you are eligible pursuant to the FMLA, CFRA, any applicable law, or Company policy; and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.
17.    DISPUTE RESOLUTION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment with the Company, or the termination of your employment from the Company, including but not limited to statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you upon request. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim,

June Bower
May 7, 2015

the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
18.    MISCELLANEOUS. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.
[Remainder of Page Intentionally Left Blank]

June Bower
May 7, 2015

If this Agreement is acceptable to you, please sign and date below and return the signed Agreement to me within sixty (60) days after you receive it. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.
I wish you the best in your future endeavors and thank you for your contributions to the Company.

Sincerely,
iPass Inc.

By:    /s/ J. Michael Badgis
J. Michael Badgis
Senior Vice President, Worldwide HR and Administration

Exhibit A – iPass Amended and Restated Executive Corporate Transaction and Severance Benefit Plan
Exhibit B – ADEA Disclosure

REVIEWED, UNDERSTOOD AND AGREED:
/s/ June Bower
June Bower

June 9, 2015
Date

June Bower
May 7, 2015

EXHIBIT A

IPASS AMENDED AND RESTATED EXECUTIVE CORPORATE TRANSACTION AND SEVERANCE BENEFIT PLAN

June Bower
May 7, 2015

EXHIBIT B
ADEA DISCLOSURE